Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Satsuma Pharmaceuticals, Inc.:

We consent to the use of our report with respect to the balance sheets of Satsuma Pharmaceuticals, Inc. as of December 31, 2019 and 2018, and the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, incorporated by reference herein.

/s/ KPMG LLP

San Diego, California

March 10, 2020